Exhibit 3.2

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

CENTREXION CORPORATION

Approved and adopted April 9, 2014

Section 2.11 of the Amended and Restated Bylaws of Centrexion Corporation (the “Corporation”) is amended and restated as follows:

2.11 Compensation. Directors may receive compensation for serving as a member of the Board, in such form and amounts as may be determined by the Board from time to time, and shall be entitled to reimbursement of their reasonable and documents expenses in connection with the performance of their duties in such capacity. A director also may be paid for serving the Corporation or its affiliates or subsidiaries in other capacities.

AMENDED AND RESTATED BYLAWS

OF

CENTREXION CORPORATION

(the “Corporation”)

Adopted November 7, 2013

1. MEETINGS OF STOCKHOLDERS.

1.1 Annual Meeting. The annual meeting of stockholders for the purpose of electing directors and of transacting such other business as may come before it may be held each year at such date, time and place, as may be determined by the board of directors of the Corporation (the “Board”).

1.2 Special Meetings. Special meetings of the stockholders may be called by the chairman or vice chairman of the Board, by resolution of the Board, or by the chief executive officer, president or secretary of the Corporation upon the written request (stating the purpose or purposes of the meeting) of a majority of the directors then in office or of the holders of a majority of the outstanding shares entitled to vote. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

1.3 Place and Time of Meetings. Meetings of the stockholders may be held in at the place and time specified by the Board or the officers or stockholders requesting the meeting.

1.4 Notice of Meetings; Waiver of Notice. Written notice of each meeting of the stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given, except when required under Section 1.5 or by applicable law. Each notice of a meeting shall be given not fewer than ten (10) days nor more than sixty (60) days before the meeting and shall state the time and place of the meeting, and, unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called. If mailed, notice shall be considered given when mailed to a stockholder at his address on the Corporation’s records. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him.

1.5 Quorum. Except as otherwise provided by law, the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), or the Stockholders Agreement (defined below), at any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum, a majority

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in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present, any action may be taken that might have been taken at the meeting as originally called. No notice of an adjourned meeting need be given, if the time and place are announced at the meeting at which the adjournment is taken, except that, if adjournment is for more than thirty (30) days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to Section 1.4. As used in these Bylaws, the “Stockholders Agreement” shall mean any Stockholders Agreement, as amended from time to time, among the Corporation and the stockholders of the Corporation party thereto, a copy of which will be provided to any stockholder upon written request to the Corporation.

1.5 Voting; Proxies. Each stockholder of record shall be entitled to one (1) vote for each share registered in such stockholder’s name. Corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law, the Certificate of Incorporation, the Stockholders Agreement or by Section 1.7. Directors shall be elected in the manner provided in Section 2.1. Voting need not be by ballot, unless requested by a majority of the stockholders entitled to vote at the meeting or ordered by the chairman of the meeting. Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for such stockholder by proxy. No proxy shall be valid after three (3) years from its date, unless it provides otherwise. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by another duly executed proxy bearing a later date with the secretary of the Corporation.

1.6 List of Stockholders. Not fewer than ten (10) days prior to the date of any meeting of stockholders, the secretary of the Corporation shall prepare a complete list of stockholders entitled to vote at the meeting and the number of shares registered in his name. For a period of not fewer than ten (10) days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (a) at a place within the city where the meeting is to be held, if that place shall have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held. The list shall also be available for inspection by stockholders at the time and place of the meeting.

1.7 Action by Consent Without a Meeting. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed or consented to via electronic transmission by the holders of outstanding stock having not fewer than the minimum number of votes that would be necessary (or such greater vote as may be required for the matter in question under the terms of the Stockholders Agreement) to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing.

1.8 Participation in Stockholder Meetings by Remote Communication. Any stockholder may participate in a meeting of the stockholders by means of a conference telephone or similar remote communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

2. BOARD OF DIRECTORS.

2.1 Number, Qualification, Election and Term of Directors. The business of the Corporation shall be managed by or under the direction of the Board. The Board shall consist of one (1) or more members. Unless otherwise provided in the Stockholders Agreement, the number of directors may be changed from time to time by resolution of a majority of the Board. Directors shall be elected at each annual meeting of stockholders by a plurality of the votes cast and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of Section 2.9. As used in these Bylaws, the term “entire Board” means the total number of directors the Corporation would have, if there were no vacancies on the Board.

2.2 Quorum and Manner of Acting. A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.10. Action of the Board shall be authorized by the vote of the majority of the directors present at the time of the vote, if there is a quorum, unless a greater vote of directors is required for the matter in question by the terms of the Stockholders Agreement. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

2.3 Place of Meetings. Meetings of the Board may be held at such time, date and place as the Board determines.

2.4 Annual and Regular Meetings. Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day. For purposes of these Bylaws, a “business day” means any day other than a Saturday, Sunday or date on which commercial banks in the State of Delaware are authorized by law to close for business.

2.5 Special Meetings. Special meetings of the Board may be called by any director then serving on the Board or the Chief Executive Officer. The person or persons authorized to call special meetings of the Board may fix the place and time of the meetings.

2.6 Notice of Meetings; Waiver of Notice. Notice of the time and place of each regular or special meeting of the Board, and of each annual meeting shall be given to each director by mailing it to him at his residence or usual place of business at least five (5) days before the meeting, or by delivering, telephoning or emailing it to him at least one (1) day before the meeting. Notice of a special meeting also shall state the purpose or purposes for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting, at the beginning of the meeting, the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

2.7 Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed or consented to via electronic transmission by all the members of the Board or the committee. The resolution and the written consents by the members of the Board or the committee shall be filed with the minutes of the proceedings of the Board or such committee, as applicable.

2.8 Participation in Board or Committee Meetings by Remote Communication. Any or all members of the Board or any committee of the Board may participate in a meeting of the Board or the committee by means of a conference telephone or similar remote communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

2.9 Resignation and Removal of Directors. Any director may resign at any time by delivering his or her resignation in writing to the chairman or any officer of the Corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, the Stockholders Agreement or by law, any or all of the directors may be removed at any time, either with or without cause, by vote of at least a majority of the then-outstanding shares of capital stock of the Corporation.

2.10 Vacancies. Subject to applicable law and the provisions of the Stockholders Agreement, unless the Board otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of Stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. If there are no directors in office, then an election of directors shall be held in the manner provided by the statute, subject to the provisions of the Stockholders Agreement.

2.11 Compensation. Directors shall not receive any compensation for serving as a member of the Board, but shall be entitled to reimbursement of their reasonable and documents expenses in connection with the performance of their duties in such capacity. A director also may be paid for serving the Corporation or its affiliates or subsidiaries in other capacities.

3. OFFICERS.

3.1 Number; Security. The executive officers of the Corporation may be the chairman, a chief executive officer, a chief scientific officer, a chief business officer, a president, one or more vice presidents (including an executive vice president, if the Board so determines), a secretary and a treasurer/vice president of finance. Any two or more offices may be held by the same person. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

3.2 Election; Term of Office. The executive officers of the Corporation shall be elected by the Board at its annual meeting and hold office until the next annual meeting of the Board and until the election of his successor, subject to the provisions of Section 3.4.

3.3 Subordinate Officers. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

3.4 Resignation and Removal of Officers. Any officer may resign at any time by delivering his or her resignation in writing to any other officer of the Corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer elected or appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee that appointed him or her or by the chairman of the Board.

3.5 Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 3.2 and 3.3 for election or appointment to the office.

3.6 The Chairman. The chairman of the Board shall preside over all meetings of the Board at which he or she is present, and shall have such other powers and duties as chairmen of the boards of Corporations usually have or that the Board assigns to him or her.

3.7 CEO, CSO and CBO. The CEO, CSO and CBO shall have such powers and perform such duties as the Board or the chairman of the Board may from time to time prescribe or as may be prescribed in these Bylaws.

3.8 President. The president shall have such powers and perform such duties as the Board or the chairman of the Board may from time to time prescribe or as may be prescribed in these Bylaws.

3.9 Vice President. Each vice president shall have such powers and duties as the Board or the chairman of the Board assigns to him or her.

3.10 The Treasurer/Vice President of Finance. The treasurer/vice president of finance shall be in charge of the Corporation’s books and accounts. Subject to the control of the Board, he or she shall have such other powers and duties as the Board or the president assigns to him or her.

3.11 The Secretary. The secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and the stockholders, and shall be responsible for giving notice of all meetings of stockholders and the Board. Subject to the control of the Board, he or she shall have such powers and duties as the Board or the president assigns to him or her. In the absence of the secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

3.12 Salaries. The Board may fix the officers’ salaries, if any, or it may authorize the chairman to fix the salary of any other officer.

4. SHARES.

4.1 Certificates. The interest of each stockholder of the Corporation may be in certificated or uncertificated form at the discretion of the Board.

4.2 Transfers. Shares shall be transferable only on the Corporation’s books, and if such shares are certificated, upon surrender of the certificate for the shares, properly endorsed. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

4.3 Determination of Stockholders of Record. The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action. The record date may not be more than sixty (60) or fewer than ten (10) days before the date of the meeting or more than sixty (60) days before any other action.

5. INDEMNIFICATION AND INSURANCE.

5.1 Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director, officer, manager, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as amended from time to time (but in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and that indemnification shall continue as to a person who has ceased to be a director, officer, manager, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives; provided, however, that, except as provided in Section 5.2, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by that person, only if that proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section 5 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware, as amended or modified from time to time (the “State Corporation Law”), requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced, if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 5 or otherwise. No director or officer will be required to post any bond or provide any other security with respect to any such undertaking.

5.2 Right of Claimant to Bring Suit. If a claim under Section 5.1 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking, if any, is required and has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct that makes it permissible under state law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met the applicable standard of conduct set forth in the State Corporation Law, nor an actual determination by the Corporation (including its Board, its independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has failed to meet the applicable standard of conduct.

5.3 Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 5 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the certificate of incorporation of the Corporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

5.4 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, manager, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against that expense, liability or loss under State Corporation Law.

5.5 Expenses as a Witness. To the extent any director, officer, manager, employee or agent of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

5.6 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section 5 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

5.7 Severability. If any provision or provisions of this Section 5 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Section 5 (including, without limitation, each portion of any paragraph of this Section 5 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Section 5 (including, without limitation, each such portion of any paragraph of this Section 5 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

5.6 Amendments to this Section. Any repeal or modification of this Section 5 shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

6. MISCELLANEOUS.

6.1 Fiscal Year. The Board may determine the Corporation’s fiscal year.

6.2 Voting of Shares in Other Corporations. Shares or other equity interests in other corporations held by the Corporation may be represented and voted by an officer of this Corporation or by a proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

6.3 Amendments. These Bylaws may be amended, modified or repealed, and new Bylaws may be adopted, at any time by a majority of the entire Board or a majority of the then-outstanding shares of capital stock of the Corporation; provided, however, that any such amendment, modification, repeal or adoption that would be inconsistent with any provision of the Stockholders Agreement shall require such approval as would be needed to amend such provision of the Stockholders Agreement.